Exhibit 10.1
Tesoro Corporation
19100 Ridgewood Pkwy
San Antonio, TX 78259
210-626-6000
June 4, 2010
Everett D. Lewis
Re: Special Retention Bonus Agreement
Dear Everett:
Tesoro Corporation recognizes the leadership and industry experience you bring to Tesoro, and that you could choose to retire at any time. Your commitment and contribution to Tesoro’s success is not only appreciated but critical during this time of leadership transition.
In an effort to ensure your continued commitment, Tesoro is prepared to pay you a special cash Retention Bonus equal to $400,000 if you remain with the Company until January 31, 2011 (the “Retention Period”).
This payment is contingent on your continued employment with the Company during the Retention Period and will be paid as soon as administratively feasible 6 months following the expiration of the Retention Period.
Terms and Conditions
Tesoro is offering this Retention Bonus for your continued employment as stated above and is under no obligation to pay any portion of this Bonus if you voluntarily resign or if you die prior to the end of the Retention Period.
Tax and Benefit Implications
For Federal income tax purposes, this bonus payment will be taxable to you as ordinary income. Tesoro is required to report this income on your W-2 as earned and to withhold applicable employment taxes from your bonus payment.

Any bonus payment made under this Agreement is considered “supplemental income” as defined by Tesoro’s Pension and Thrift and Savings Plans, and will, therefore, be excluded from any qualified or non-qualified retirement plan benefits calculations and/or contributions. Likewise, this bonus payment will not be included in any other incentive bonus calculation.
Governing Law
This Agreement shall be governed under the laws of the State of Texas, except to the extent that federal law applies.
Complete Agreement
This Agreement constitutes the final and complete agreement between the parties regarding the subject of a Special Retention Bonus for Everett D. Lewis. This Agreement may not be modified or amended except in writing and signed by an authorized officer of Tesoro Corporation.
On behalf of Tesoro, thank you for your continued efforts and contribution.

/s/ GREGORY J. GOFF
Gregory J. Goff
President and Chief Executive Officer Tesoro Corporation

If the foregoing accurately sets forth your understanding of our agreement, please indicate acceptance of this Agreement by signing in the space provided below.
Accepted and agreed as of this 9th day of June, 2010.

/s/ EVERETT D. LEWIS
Everett D. Lewis

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